FILED # C12839-94
                                                  DEC 20, 2000
                                                  In the office of
                                                  /s/ Dean Heller
                                                  Dean Heller Secretary of State



                             CERTIFICATE OF AMENDMENT
                      TO TIE ARTICLES OF INCORPORATION OF
                     ULTIMATE SECURITY SYSTEMS CORPORATION
                               a Nevada corporation

     Pursuant to the provisions of the Nevada Revised Statutes, Ultimate Security Systems Corporation, a Nevada corporation, adopts the following amendment to its Articles of Incorporation.

              1. The undersigned hereby certifies that on the 9th day of September, 2000, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors:

             BE IT RESOLVED, that the Secretary of the corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding stock of the corporation for the following purpose.

             To amend Article Fourth to provide that the authorized common stock be increased from twenty million (20,000,000) common shares with a par value of $.01 to fifty million (50,000,000) shares with a par value of $.01 and the preferred stock of the corporation be changed from five million (5,000,000) shares with a $.01 par value to six million (6,000,000) shares of preferred stock with a $.01 par value.

             2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding issued and outstanding shares of the corporation entitled to vote gave their written consent to the adoption of the Amendment to Article Fourth of the Articles of Incorporation as follows:

             ARTICLE FOURTH. That the total number of stock authorized that may be issued by the Corporation is FIFTY
             SIX MILLON (56,000,000) shares of stock with a $.01 par value. There shall be two classes of stock authorized, of the said shares, FIFTY MILLION (50,000,000)
             shall be designated as common shares and SIX MILLION (6,000,000) shall be designated as preferred shares. Said shares may be issued by the Corporation from time to time for such consideration as rnay be fixed from time to time by the Corporation's Board of Directors.

               In witness whereof, the undersigned being the President and Secretary of Ultimate Security Systems Corporation, a Nevada corporation, hereunto affix their signatures this 30th day of November, 2000.

Ultimate Security Systems Corporation




By:                                            By:
   ----------------------------------            ------------------------------
Its:  Secretary                                Its: President

 This certificate is attached to a 2 page Certificate of amendment documctit for Ultimate Security Systems Corporation dated Novernber 30, 2000

 State of California
 County of Orange

On November :30, 2000, before me, Krystal L. Rivas Notary Public, pcrwnally appeared James K. Cooper, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person (s) whose name (s) is/tire subscribed to the within instrument and ocknowlcdgc to me that he/slic/they executed the same in his/hci/tlicir authorized capacity (its), and that by his/leer/their sit;natttre (s) on the instrument the person (s), or entity upon behalf of which the person (s) acted, executed the instrun lent. Witness m~ hand and official


Witness my hand and offical seal.
                                                           (Notary-California)


---------------------------------
Krystal L. Rivas, Notary Public